Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, President/CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Third Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – October 28, 2005 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of wholly owned Broadway Federal Bank, f.s.b., today reported third quarter net earnings of $393,000, or $0.23 per diluted share, up 2.08% when compared with net earnings of $385,000, or $0.23 per diluted share, in the third quarter of 2004.

Year to date, the Company’s net earnings amounted to $1.05 million, or $0.63 per diluted share. Compared to 2004, year to date net earnings decreased $237,000 or 18.39%.

Results:

•	The net interest margin declined to 2.96% in the third quarter of 2005 from 3.66% in the third quarter of 2004, reflecting the flattening of the yield curve and the impact of a 200 basis point increase in the Fed Funds rate over the past twelve months;

•	Net interest income before provision for loan losses of $2.24 million in the third quarter of 2005 was down $122,000 from the third quarter of 2004 as the growth in average interest-earning assets over the past 12 months was not enough to offset net interest margin compression;

•	Non-interest income of $418,000 in the third quarter of 2005 was up $77,000 from the third quarter of 2004, reflecting higher loan prepayment fees in the 2005 period;

•	Non-interest expense of $1.95 million in the third quarter of 2005 was down $57,000 from the third quarter of 2004, primarily reflecting lower professional services expense.

President Paul C. Hudson stated, “Although year to date earnings are down, third quarter net earnings reflected a modest improvement as compared to the same period in 2004. Net earnings continue to be impacted by margin compression, but management believes that net interest margin will begin to show improvement as our loans reprice upward. We remain focused on improving net loan growth and the net interest rate spread by originating retail commercial real estate loans with higher yields, and by attracting lower cost core deposits.”

Net Interest Income

The net interest margin in the third quarter of 2005 was 2.96%, down 70 basis points from 3.66% in the third quarter of 2004. The decrease in spread was attributable to the decline in the weighted average yield on interest earning assets and the increase in the weighted average cost of funds on interest-bearing liabilities. The annualized yield on interest-earning assets declined 13 basis points, to 5.48% in the third quarter of 2005 from 5.61% for the same period in 2004. The annualized weighted average cost of funds increased 56 basis points, to 2.52% in the third quarter of 2005 compared to 1.96% for the same period in 2004. The primary spread (weighted average interest rate on loans minus weighted average interest rate on deposits) at September 30, 2005 was 3.71% compared to 3.93% at September 30, 2004, a decline of 22 basis points. Although our loan portfolio is substantially comprised of adjustable rate loans, most of the loans have initial periods of fixed interest rates ranging from two to seven years. As a result, our loan portfolio does not reprice immediately in response to changes in market interest rates. However, as the initial fixed interest rate period expires, the majority of our loan portfolio reprices based on the index (primarily 6 month LIBOR) to which the loans relate. Absent a high level of loan prepayments and falling interest rates, we anticipate that our loan portfolio will reprice upward over the next several years.

Net interest income before provision for loan losses of $2.24 million in the third quarter was down $122,000, or 5.16%, from the third quarter a year ago as the $40.01 million increase in average interest-earning assets was not enough to offset the impact of the decline in the net interest margin. A slower rate of loan growth in 2005 has reduced our ability to offset margin compression, as we have in the past.

Provision for Loan Losses

During the third quarter of 2005, a net provision of $57,000 was recorded due to a change in the mix of the loan portfolio with an increase in commercial loans of $12.22 million and a decrease in multi-family loans of $10.71 million. The allowance for loan losses as a percentage of total loans was 0.62% at September 30, 2005, compared to 0.60% at December 31, 2004.

Non-interest Income

Non-interest income totaled $418,000 in the third quarter of 2005, up $77,000, or 22.58%, from the third quarter a year ago. The increase is primarily due to higher loan prepayment fees in the quarter compared to same quarter in 2004. Loan prepayment fees totaled $180,000 in the third quarter of 2005 compared to $57,000 a year ago, an increase of $123,000. This increase was partially offset by a reduction on gain on sale of loans as the year-ago third quarter included a $51,000 gain on sale of loans.

Non-interest Expense

Non-interest expense totaled $1.95 million in the third quarter of 2005, down $57,000, or 2.84%, from the third quarter a year ago, primarily due to lower professional services expense resulting from the reversal of $40,000 of accrued consulting fees which are no longer expected to be incurred.

Assets, Loan Originations and Deposits

At September 30, 2005, assets totaled $300.66 million, up $24.12 million, or 8.72%, from year-end 2004. During the first nine months of 2005, slower loan originations and a high level of loan repayments resulted in a decrease of 0.13 million in net loans receivable from year-end 2004. In addition, investment securities available for sale decreased $3.98 million, while mortgage-backed securities (“MBS”) held to maturity increased $29.14 million. The build up in liquidity from loan and investment securities repayments, deposit inflows and borrowings was invested in short duration MBS.

Loan originations were $30.32 million for the nine months ended September 30, 2005 compared to $90.19 million for the same period in 2004. Loan purchases totaled $20.26 million for the nine months ended September 30, 2005 compared to $2.03 million for the same period in 2004. Loan repayments amounted to $49.40 million for the nine months ended September 30, 2005 compared to $33.38 million for the same period in 2004. Strong competition for loans and the slower ramp up of retail lending volume has adversely affected growth in our loan portfolio.

Deposits totaled $212.10 million at September 30, 2005, up $16.19 million, or 8.26%, since the end of 2004. During the first nine months of 2005, core deposits (NOW, demand, money market and passbook accounts) increased $1.58 million, compared to a $14.95 million increase for the same period in 2004. At September 30, 2005, core deposits represented 47.97% of total deposits compared to 51.13% at December 31, 2004.

Non-Performing Assets

Non-performing assets amounted to $112,000 at September 30, 2005 compared to $114,000 at December 31, 2004. The Bank’s non-performing assets to total assets ratio was 0.04% at both September 30, 2005 and December 31, 2004. At September 30, 2005 and December 31, 2004, the Bank had no loans in foreclosure or REO (real estate owned) properties.

Performance Ratios

For the three months ended September 30, 2005, the Company’s annualized return on average assets was 0.52% compared to 0.59% for the same period in 2004. The decline was primarily attributable to the decrease in net earnings in 2005. The annualized return on average equity also decreased to 9.93% for the three months ended September 30, 2005 compared to 10.42% for the same period in 2004. The annualized ratio of non-interest expense to average assets improved to 2.59% for the three months ended September 30, 2005 compared to 3.07% for the same period in 2004, reflecting the higher growth in average assets compared to the rate of growth in non-interest expense. The efficiency ratio was 73.26% for the three months ended September 30, 2005 compared to 74.15% for the same period in 2004, reflecting lower non-interest expense compared to revenues in 2005 compared to 2004.

About us

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the City of Los Angeles, and one located in the nearby City of Inglewood, California. At September 30, 2005, the Bank met the capital requirements necessary to be deemed “well capitalized” for regulatory capital purposes.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
Assets
Cash	$3,958	$3,998
Federal funds sold	3,300	3,500
Investment securities available for sale	—	3,980
Investment securities held to maturity	2,000	2,000
Mortgage-backed securities held to maturity	46,309	17,172
Loans receivable held for sale, at lower of cost or fair value	—	1,145
Loans receivable, net	234,061	234,196
Accrued interest receivable	1,249	1,056
Investments in capital stock of Federal Home Loan Bank, at cost	3,295	2,827
Office properties and equipment, net	5,546	5,725
Other assets	943	939

Total assets	$300,661	$276,538

Liabilities and stockholders’ equity
Deposits	$212,098	$195,912
Advances from Federal Home Loan Bank	61,153	55,317
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	884	472
Deferred income taxes	986	982
Other liabilities	3,586	2,758

Total liabilities	284,707	261,441

Stockholders’ Equity:
Preferred non-convertible, non-cumulative, and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A and 100,000 shares of Series B at September 30, 2005 and December 31, 2004	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 1,868,942 shares at September 30, 2005 and December 31, 2005; outstanding 1,520,347 shares at September 30, 2005 and December 31, 2004	19	19
Additional paid-in capital	10,476	10,425
Accumulated other comprehensive loss, net of taxes	—	(7)
Retained earnings-substantially restricted	10,327	9,561
Treasury stock-at cost, 348,595 shares at September 30, 2005 and December 31, 2004	(4,859)	(4,859)
Unearned Employee Stock Ownership Plan shares	(11)	(44)

Total stockholders’ equity	15,954	15,097

Total liabilities and stockholders’ equity	$300,661	$276,538

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004
Interest on loans receivable	$3,436	$3,391	$10,175	$9,788
Interest on mortgage-backed securities	432	60	1,135	253
Interest on investment securities	19	54	72	156
Other interest income	126	41	309	103

Total interest income	4,013	3,546	11,691	10,300

Interest on deposits	1,157	820	3,264	2,394
Interest on borrowings	615	363	1,622	833

Total interest expense	1,772	1,183	4,886	3,227

Net interest income before provision for loan losses	2,241	2,363	6,805	7,073
Provision for loan losses	57	58	50	58

Net interest income after provision for loan losses	2,184	2,305	6,755	7,015

Non-interest income:
Service charges	380	255	879	788
Gain on sale of loans held for sale	—	51	5	246
Gain (loss) on sale of securities available for sale	—	—	21	(21)
Other	38	35	127	74

Total non-interest income	418	341	1,032	1,087

Non-interest expense:
Compensation and benefits	1,152	1,169	3,525	3,486
Occupancy expense, net	288	271	863	801
Information services	156	161	464	493
Professional services	55	135	332	381
Office services and supplies	108	116	319	315
Other	189	153	526	479

Total non-interest expense	1,948	2,005	6,029	5,955

Earnings before income taxes	654	641	1,758	2,147
Income taxes	261	256	706	858

Net earnings	$393	$385	$1,052	$1,289

Other comprehensive income, net of tax:
Unrealized gain (loss) on securities available for sale	$—	$—	$(8)	$120
Reclassification of realized net loss included in net earnings	—	—	20	(21)
Income tax effect	—	—	(5)	(38)

Other comprehensive income, net of tax	—	—	7	61

Comprehensive earnings	$393	$385	$1,059	$1,350

Net earnings	$393	$385	$1,052	$1,289
Dividends paid on preferred stock	(20)	(19)	(58)	(58)

Earnings available to common shareholders	$373	$366	$994	$1,231

Earnings per share-basic	$0.25	$0.24	$0.66	$0.78
Earnings per share-diluted	$0.23	$0.23	$0.63	$0.74
Dividend declared per share-common stock	$0.05	$0.05	$0.15	$0.14
Basic weighted average shares outstanding	1,517,961	1,497,958	1,515,592	1,573,284
Diluted weighted average shares outstanding	1,587,759	1,578,904	1,588,425	1,665,348

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of September 30,
	2005	2004
Regulatory Capital Ratios:
Tangible capital	6.94%	7.10%
Core capital	6.94%	7.10%
Total Risk-Based capital	11.79%	10.73%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans	0.05%	0.05%
Non-performing assets as a percentage of total assets	0.04%	0.04%
Allowance for loan losses as a percentage of total gross loans	0.62%	0.58%
Allowance for loan losses as a percentage of non-performing loans	1,312.50%	1,191.30%
Allowance for losses as a percentage of non-performing assets	1,312.50%	1,191.30%
Non-performing assets:
Non-accrual loans	$112	$115
Real estate acquired through foreclosure	—	—

Total non-performing assets	$112	$115

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004
Performance Ratios:
Return on average assets	0.52%	0.59%	0.48%	0.69%
Return on average equity	9.93%	10.42%	9.01%	11.41%
Average equity to average assets	5.26%	5.66%	5.30%	6.03%
Non-interest expense to average assets	2.59%	3.07%	2.74%	3.18%
Efficiency ratio (1)	73.26%	74.15%	76.93%	72.98%
Net interest rate spread (2)	2.96%	3.66%	3.09%	3.82%
Effective net interest rate spread (3)	3.06%	3.74%	3.18%	3.90%

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.

(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.

(3)	Effective net interest rate spread represents net interest income as a percentage of average interest-earning assets.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004
Total assets	$300,661	$267,250	$300,661	$267,250
Total gross loans	$235,960	$235,474	$235,960	$235,474
Total equity	$15,954	$14,731	$15,954	$14,731
Average assets	$301,161	$261,126	$293,747	$249,826
Average loans	$235,552	$232,941	$233,760	$219,369
Average equity	$15,829	$14,784	$15,576	$15,064
Average interest-earning assets	$292,805	$252,794	$285,290	$241,618
Average interest-bearing liabilities	$280,548	$242,537	$273,880	$231,274
Net income	$393	$385	$1,052	$1,289
Total income	$2,659	$2,704	$7,837	$8,160
Non-interest expense	$1,948	$2,005	$6,029	$5,955
Efficiency ratio	73.26%	74.15%	76.93%	72.98%
Non-accrual loans	$112	$115	$112	$115
REO, net	$—	$—	$—	$—
ALLL	$1,470	$1,370	$1,470	$1,370
REO-Allowance	$—	$—	$—	$—
Interest income	$4,013	$3,546	$11,691	$10,300
Interest expense	$1,772	$1,183	$4,886	$3,227
Net interest income	$2,241	$2,363	$6,805	$7,073